CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	Business Development Corporation of America
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

Business Development Corporation of America

Announces an Increase to its Public Offering Price and Annualized Distribution

New York, New York, February 6, 2013 ˗ Business Development Corporation of America (“BDCA” or the “Company”) announced today that its board of directors authorized an increase to the public offering price of its common shares from $10.70 to $10.80 per share. The change will become effective with BDCA’s next bi-monthly closing, scheduled on or about February 18, 2013, and is consistent with the Company’s pricing policy, which ensures that its net offering price will not exceed its net asset value (“NAV”) per share .

BDCA’s President and Chief Operating Officer, Peter M. Budko, added, “We continue to reassess our public offering price in relationship to NAV and our sustained portfolio growth prompted us to make another price increase.”

The Company also announced that its board of directors authorized an increase to its annualized distribution. Distributions will be payable at an annualized rate of 7.75%, to become effective with BDCA’s next bi-monthly closing, scheduled on or about February 18, 2013. With each future public offering price increase, the Company intends to sustain a 7.75% annualized distribution rate, subject to further approval by its board of directors.

The Company’s Chief Investment Officer, Robert K. Grunewald, noted, “Our performance and portfolio strength, which has continued well into the first quarter of 2013, allows us to make this additional distribution increase.”

Important Notice

A registration statement relating to the common stock of BDCA was filed with and has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). These securities have not been approved or disapproved by the SEC or any state securities commission, nor have they passed upon the accuracy or adequacy of the prospectus. The offering of BDCA’s common stock is being made solely by means of a written prospectus forming part of the effective registration statement. The prospectus, which is available at http://www.sec.gov or may be obtained by calling 1-888-518-8073, contains additional information about BDCA. The prospectus should be read carefully by an investor before investing. Investors are advised to consider the investment objectives, risks, charges and expenses of BDCA carefully before investing. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

The statements in this press release that are not historical facts may be forward-looking statements, including statements with regard to the future performance of BDCA. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.

To arrange interviews with BDCA Adviser, LLC executives, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.